Exhibit 12.01

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES (1)
						Nine Months Ended
	Years Ended December 31,					September 30,
In millions of dollars, except for ratios	2016	2015	2014	2013	2012	2017	2016
EXCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense (other than interest on deposits)	$7,211	$6,869	$7,998	$9,941	$12,922	$7,188	$5,281
Interest factor in rent expense	361	414	460	460	496	260	274
Total fixed charges	$7,572	$7,283	$8,458	$10,401	$13,418	$7,448	$5,555

Income
Income from continuing operations before taxes and noncontrolling interests	$21,477	$24,826	$14,701	$19,802	$8,165	$17,662	$16,377
Fixed charges (excluding preferred stock dividends)	7,572	7,283	8,458	10,401	13,418	7,448	5,555
Total income	$29,049	$32,109	$23,159	$30,203	$21,583	$25,110	$21,932

Ratio of income to fixed charges excluding interest on deposits	3.84	4.41	2.74	2.90	1.61	3.37	3.95

INCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense	$12,511	$11,921	$13,690	$16,177	$20,612	$11,981	$9,234
Interest factor in rent expense	361	414	460	460	496	260	274
Total fixed charges	$12,872	$12,335	$14,150	$16,637	$21,108	$12,241	$9,508

Income
Income from continuing operations before taxes and noncontrolling interests	$21,477	$24,826	$14,701	$19,802	$8,165	$17,662	$16,377
Fixed charges (excluding preferred stock dividends)	12,872	12,335	14,150	16,637	21,108	12,241	9,508
Total income	$34,349	$37,161	$28,851	$36,439	$29,273	$29,903	$25,885

Ratio of income to fixed charges including interest on deposits	2.67	3.01	2.04	2.19	1.39	2.44	2.72

(1)
Citigroup adopted Accounting Standards Update (ASU) 2014-01, Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects in the first quarter of 2015. The ASU is applicable to Citigroup’s portfolio of low income housing tax credit partnership interests. The adoption of this ASU was applied retrospectively, and among other items, impacts Citigroup’s Income from continuing operations before taxes and noncontrolling interests for all periods presented. See Citi’s Current Report on Form 8-K furnished to the SEC on April 8, 2015.